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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Microchip Technology Incorporated:

   We consent to incorporation by reference herein of our report dated April 19, 2000, relating to the consolidated balance sheets of Microchip Technology Incorporated and subsidiaries as of March 31, 2000 and 1999, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000, which report appears in the March 31, 2000 annual report on Form 10-K of Microchip Technology Incorporated, and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.

/s/ KPMG

Phoenix, Arizona

December 4, 2000